Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings for the December 31, 2015 Quarter

Company Release – 1/21/16

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended December 31, 2015 of $1.4 million compared to $1.0 million for the three months ended December 31, 2014. Net income for the year ended December 31, 2015 is $3.8 million compared to $4.6 million for the year ended December 31, 2014.

David P. Mansfield, Chief Executive Officer, said, “As a result of our stock offering, net income for the year ended December 31, 2015 was negatively impacted by the one-time donation of $2.2 million ($1.4 million after tax impact) to our Charitable Foundation. Net income for the year of $5.2 million, excluding the effects of the contribution, represented an increase of $600 thousand or 13.1% compared to prior year net income of $4.6 million. Total assets increased $84.8 million or 12.9% to $743.3 million. Loan growth was very strong in the last quarter of the year providing us with a year to date increase of $60.7 million or 12.3% to $554.9 million. The increase in loans was primarily due to commercial real estate, commercial, and construction loan increases of $35.7 million, $14.5 million and $24.5 million, respectively. The loan increase was offset by a reduction in residential real estate of $12.2 million. The Company’s focus on asset quality had a positive impact as the total non-performing assets to total assets is at .31% at December 2015 compared to .77% at December 31 2014. Deposits have grown $40.3 million or 7.5% in 2015 to $577.2 million. The increase is primarily core deposit growth of $40.5 million offset by a decrease in time deposits of $200 thousand. The net interest margin has increased 12 basis points from 3.46% for the year ended December 31, 2014 to 3.58% for the year ended December 31, 2015. ”

About Provident Bancorp, Inc.

Provident Bancorp, Inc is the holding company for The Provident Bank. The Bank, with branch offices in Amesbury and Newburyport, Massachusetts, and Portsmouth, Exeter, Seabrook, and Hampton, New Hampshire, is a commercial bank that exists to positively impact the vitality of the communities we serve. We are committed to finding ways of impacting the success of the highest number of small and medium size businesses within our community by providing customized financial/banking solutions. To learn more about The Provident Bank, visit www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrower to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Source: Provident Bancorp, Inc

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	December 31,	December 31,
(In thousands)	2015	2014
	(unaudited)
Assets
Cash and due from banks	$7,302	$7,533
Interest-bearing demand deposits with other banks	12,865	1,311
Money market mutual funds	297	714
Cash and cash equivalents	20,464	9,558
Investments in available-for-sale securities (at fair value)	80,984	76,032
Investments in held-to-maturity securities (fair values of $46,474 as of December 31, 2015 and $47,435 as of December 31, 2014)	44,623	45,559
Federal Home Loan Bank stock, at cost	3,310	3,642
Loans, net	554,929	494,183
Bank owned life insurance	18,793	12,144
Premises and equipment, net	11,606	10,503
Accrued interest receivable	2,251	2,056
Deferred tax asset, net	5,056	3,632
Other assets	1,381	1,297
Total assets	$743,397	$658,606

Liabilities and Equity
Deposits:
Noninterest-bearing	$153,093	$128,407
Interest-bearing	424,142	408,527
Total deposits	577,235	536,934
Federal Home Loan Bank advances	57,423	39,237
Other liabilities	7,333	6,644
Total liabilities	641,991	582,815
Equity:
Preferred stock; authorized 50,000 shares: senior non-cumulative perpetual, Series A, no par, 0 and 17,145 shares issued and outstanding at December 31, 2015 and 2014, respectively; liquidation value $1,000 per share	-	17,145
Common stock, no par value: 30,000,000 and 275,000 shares authorized as of December 31, 2015 and 2014, respectively; 9,498,722 and 275,000 shares issued and outstanding as of December 31, 2015 and 2014, respectively	-	-
Additional paid-in capital	43,159	275
Retained earnings	59,890	55,959
Accumulated other comprehensive income	1,690	2,412
Unearned compensation - ESOP 357,152 and 0 shares at September 30, 2015 and December 31, 2014, respectively	(3,333)	-
Total equity	101,406	75,791
Total liabilities and equity	$743,397	$658,606

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Year to date
	December 31,		December 31,
(In thousands)	2015	2014	2015	2014
		(unaudited)
Interest and dividend income:
Interest and fees on loans	$5,830	$5,259	$22,124	$19,884
Interest and dividends on securities	837	805	3,290	3,376
Interest on interest-bearing deposits	11	2	38	6
Total interest and dividend income	6,678	6,066	25,452	23,266
Interest expense:
Interest on deposits	403	417	1,630	1,724
Interest on Federal Home Loan Bank advances	107	140	544	567
Total interest expense	510	557	2,174	2,291
Net interest and dividend income	6,168	5,509	23,278	20,975
Provision for loan losses	160	531	805	1,452
Net interest and dividend income after provision for loan losses	6,008	4,978	22,473	19,523
Noninterest income:
Service charges on deposit accounts	117	37	305	158
Service charges and fees - other	465	480	1,754	1,811
Gain on sales, calls and donated securities, net	-	4	317	428
Other income	381	434	1,430	1,516
Total noninterest income	963	955	3,806	3,913
Noninterest expense:
Salaries and employee benefits	3,116	3,087	11,797	10,765
Occupancy expense	365	307	1,535	1,308
Equipment expense	128	159	528	617
FDIC assessment	95	105	378	361
Data processing	153	118	568	512
Marketing (benefit) expense	(17)	(53)	127	77
Professional fees	280	142	942	611
Charitable Foundation Expense	-	-	2,150	-
Other	753	654	3,063	3,165
Total noninterest expense	4,873	4,519	21,088	17,416
Income before income tax expense	2,098	1,414	5,191	6,020
Income tax expense	647	400	1,368	1,458
Net income	$1,451	$1,014	$3,823	$4,562
Net Income attributable to common shareholders	$1,413	$971	$3,656	$4,390

Income (loss) per share:
Basic	N/A	N/A	N/A	N/A
Diluted	N/A	N/A	N/A	N/A

Weighted Average Shares:
Basic	N/A	N/A	N/A	N/A
Diluted	N/A	N/A	N/A	N/A

Provident Bancorp, Inc.

Selected Financial Ratios

	At or for the three		At or for the
	months ended		year ended
	December 31,		December 31,
	2015	2014	2015	2014
(unaudited)
Performance Ratios:
Return on average assets (1)	0.81%	0.63%	0.56%	0.71%
Return on average equity (1)	5.00%	5.06%	4.07%	6.14%
Interest rate spread (1) (3)	3.49%	3.41%	3.42%	3.32%
Net interest margin (1) (4)	3.65%	3.57%	3.58%	3.46%
Non-interest expense to average assets (1)	2.73%	2.79%	3.08%	2.72%
Efficiency ratio (5)	68.34%	69.91%	77.86%	69.98%
Average interest-earning assets to average interest-bearing liabilities	154.38%	145.38%	148.35%	137.75%
Average equity to average assets	16.30%	12.35%	13.71%	11.61%

	At	At
	December 31,	December 31,
(unaudited)	2015	2014
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.40%	1.44%
Allowance for loan losses as a percent of non-performing loans	346.10%	142.15%
Non-performing loans as a percent of total loans (2)	0.41%	1.01%
Non-performing loans as a percent of total assets	0.31%	0.77%
Non-performing assets as a percent of total assets (6)	0.31%	0.77%

References which should accompany the table when input into the document:

(1)	Three months ended December 31, 2015 and 2014 columns have been annualized
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Represents non-accrual loans plus loans accruing but 90 days or more overdue and OREO